Exhibit 99.1

TIANJIN ZHONGHE AUTOMOBILE SALES AND SERVICE CO., LTD.
INDEX TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2012 AND 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
Tianjin Zhonghe Automobile Sales and Service Co., Ltd.

We have audited the accompanying balance sheets of Tianjin Zhonghe Automobile Sales and Service Co., Ltd. (the “Company”) as of December 31, 2012 and 2011, and the related statements of operations and comprehensive loss, shareholder’s equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of Tianjin Zhonghe Automobile Sales and Service Co., Ltd., as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum llp
Los Angeles, California
December 31, 2013

TIANJIN ZHONGHE AUTOMOBILE SALES AND SERVICE CO., LTD.
BALANCE SHEETS

	As of December 31,
	2012	2011
ASSETS:
Current assets:
Cash and cash equivalents	$70,657	$219,758
Accounts receivable	130,405	109,409
Inventories	1,315,535	657,198
Prepaid expenses	-	21,928
Deposits	159	45,810
Value added tax receivable	219,605	11,871
Due from parent	7,520,294	9,501,272
Other current assets	2,814	2,144
Total current assets	9,259,469	10,569,390

Property and equipment, net	27,689,092	28,349,086
Deferred tax assets, net	-	-
Total assets	$36,948,561	$38,918,476

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	1,201	1,891
Accrued expenses	28,703	16,735
Customer deposits	132,326	647,734
Deferred revenue	-	734,305
Total current liabilities	162,230	1,400,665

Shareholder’s equity:
Contributed capital	38,114,409	38,114,409
Accumulated other comprehensive income	2,193,614	1,889,136
Accumulated loss	(3,521,692)	(2,485,734)
Total shareholder’s equity	36,786,331	37,517,811

Total liabilities and shareholder’s equity	$36,948,561	$38,918,476

The accompanying notes form an integral part of these financial statements

TIANJIN ZHONGHE AUTOMOBILE SALES AND SERVICE CO., LTD.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
	2012	2011

Net revenue	$63,765,514	$2,581,056
Cost of revenue	62,392,989	1,699,463
Gross profit	1,372,525	881,593

Operating expenses:
Selling and marketing	192,214	416,076
General and administrative	2,219,203	2,714,714
Total operating expenses	2,411,417	3,130,790

Loss from operations	(1,038,892)	(2,249,197)

Other income (expenses):
Interest income	2,934	2,194
Total other income	2,934	2,194

Loss before income taxes	(1,035,958)	(2,247,003)

Income taxes	-	-

Net loss	(1,035,958)	(2,247,003)

Other comprehensive income – foreign currency translation adjustments	304,478	1,409,971

Comprehensive loss	$(731,480)	$(837,032)

The accompanying notes form an integral part of these financial statements

TIANJIN ZHONGHE AUTOMOBILE SALES AND SERVICE CO., LTD.
STATEMENTS OF SHAREHOLDER’S EQUITY

	Contributed	Accumulated Other Comprehensive	Accumulated	Total
	Capital	Income	Loss	Equity

Balance as of January 1, 2011	$38,114,409	$479,165	$(238,731)	$38,354,843
Foreign currency translation adjustments	-	1,409,971	-	1,409,971
Net loss	-	-	(2,247,003)	(2,247,003)

Balance as of December 31, 2011	38,114,409	1,889,136	(2,485,734)	37,517,811
Foreign currency translation adjustments	-	304,478	-	304,478
Net loss	-	-	(1,035,958)	(1,035,958)
Balance as of December 31, 2012	$38,114,409	$2,193,614	$(3,521,692)	$36,786,331

The accompanying notes form an integral part of these financial statements

TIANJIN ZHONGHE AUTOMOBILE SALES AND SERVICE CO., LTD.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011

Cash flows from operating activities:
Net loss	$(1,035,958)	$(2,247,003)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	960,436	869,643

Changes in operating assets and liabilities:
Accounts receivable	(20,100)	(107,678)
Inventories	(652,758)	(646,802)
Prepaid expenses	22,098	(21,581)
Deposits	46,007	(45,086)
Value added tax receivable	(207,563)	(11,683)
Other current assets	(652)	(2,110)
Accounts payable	(704)	1,861
Accrued expenses	11,828	16,471
Customer deposits	(520,481)	637,488
Deferred revenue	(740,001)	722,689
Net cash used in operating activities	(2,137,848)	(833,791)

Cash flows from investing activities:
Purchase of property and equipment	(70,415)	(444,410)
Advances to related party	(31,729)	-
Repayments from related party	31,729	-
Advances to parent	(50,222,213)	(18,734,806)
Repayments from parent	52,279,644	10,700,762
Repayments from former shareholder	-	8,908,652
Net cash provided by investing activities	1,987,016	430,198

Cash flows from financing activities:	-	-
Net cash flows provided by financing activities	-	-
Effect of exchange rate change on cash	1,731	16,395

Net decrease in cash and cash equivalents	(149,101)	(387,198)

Cash and cash equivalents at the beginning of year	219,758	606,956
Cash and cash equivalents at the end of year	$70,657	$219,758

Supplemental disclosure of cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes form an integral part of these financial statements

TIANJIN ZHONGHE AUTOMOBILE SALES AND SERVICE CO., LTD.
NOTES TO FINANCIAL STATEMENTS

(1)	Organization and Nature of Business

The financial statements consist of the financial statements of Tianjin Zhonghe Automobile Sales and Services Co., Ltd. (the “Company” or “Zhonghe”).

Zhonghe was incorporated in the People’s Republic of China (“PRC”) on September 19, 2010.  Zhonghe was formed through the contribution of (i) cash and a 26,000 square meter automobile mall facility on a 68,000 square meter land parcel (“Auto Mall Facility”) located in the Tianjin Economic Development Zone in Tianjin, PRC by Tianjin Airport International Automobile Park Development Co., Ltd. (“Automobile Park”), a subsidiary of a PRC government owned enterprise and (ii) cash by HeZhong (Tianjin) International Development Co., Ltd. (“HeZhong”).  Upon the completion of these contributions, Automobile Park and HeZhong’s ownership percentage in Zhonghe was 95% and 5%, respectively.  Immediately after the contribution of the cash and property, HeZhong acquired Automobile Park’s 95% ownership interest in Zhonghe and became its 100% shareholder.  The property was recorded by Zhonghe at the historical cost represented by the cash consideration paid by HeZhong.

Zhonghe’s business includes (i) sales of imported automobiles; (ii) sales of automotive accessories; (iii) rentals of premises for automobile sales, storage and exhibition with operating lease terms less than one year.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Company's financial statements include the collectibility of accounts receivable, the valuation of inventories, and valuation allowance for change to deferred tax assets. Actual results could differ from those estimates.

Currency Reporting

Amounts reported in the financial statements are stated in US Dollars, unless stated otherwise. The Company’s functional currency is the Renminbi (“RMB”). Foreign currency transactions (outside the PRC) are translated into RMB according to the prevailing exchange rate at the transaction dates. For the purpose of preparing the financial statements, the balance sheets of the Company have been translated into US dollars at the current exchange rates as of the end of the respective reporting periods, and the statements of operations have been translated into US dollars at the weighted average exchange rates in effect during the periods the transactions were recognized. The resulting translation gain adjustments are recorded as other comprehensive income in the statements of operations and comprehensive loss and as a separate component of the statements of shareholder’s equity.

Fair Value Disclosures of Financial Instruments

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact its business, and it considers assumptions that market participants would use when pricing the asset or liability.

As a basis for considering such assumptions, a three-tier fair value hierarchy prioritizes the inputs utilized in measuring fair value as follows:

●	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

●
Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

●	Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company has estimated the fair value amounts of its financial instruments using the available market information and valuation methodologies considered to be appropriate and has determined that the carrying value of the Company’s accounts receivable, value added tax receivable, inventories, prepaid expenses, deposits, amounts due from parent, accounts payable, accrued expenses, customer deposits, and deferred revenue, as of December 31, 2012 and 2011 approximate fair value.

Other Comprehensive Income

Other comprehensive income consists of other gains and losses affecting shareholder’s equity that, under US GAAP, are excluded from net income. The changes in other comprehensive income of $304,478 and $1,409,971 for the years ended December 31, 2012 and 2011, respectively, are foreign currency translation adjustments.

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. The Company places its cash and cash equivalents with reputable financial institutions with high credit ratings.

The Company conducts credit evaluations of customers and generally does not require collateral or other security from customers. The Company establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors relevant to determining the credit risk of specific customers. The amount of receivables ultimately not collected by the Company has generally been consistent with management's expectations and the allowance established for doubtful accounts.

Major Customers

During the year ended December 31, 2012, three customers accounted for an aggregate of 89% of the Company’s net revenue.  During the year ended December 31, 2011, one customer accounted for 74% of the Company’s net revenue.

Major Suppliers

Two suppliers accounted for an aggregate of 93% of the Company’s purchases during the year ended December 31, 2012.  One supplier accounted for 95% of the Company’s purchases during the year ended December 31, 2011.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash at banks and on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have remaining maturities of three months or less when purchased. The Company’s deposits in banks located in the PRC are not protected by any insurance and such uninsured amounts totaled $70,657 and $219,758 as of December 31, 2012 and 2011, respectively.

Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect. The allowance for doubtful accounts is based on management’s assessment of the collectability of specific customer accounts, the aging of the accounts receivable, historical experience and other currently available evidence. Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired. As of December 31, 2012 and 2011, the Company had no allowance for doubtful accounts on the accounts receivable.

Inventories

Inventories consist primarily of the purchase cost of automobiles and automotive accessories valued at the lower of cost (first-in, first-out) or market. As of December 31, 2012 and 2011, there was no reserve for obsolescence.

Property and Equipment, net

Property and equipment, net are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line basis method over the following estimated useful lives:

Building, improvement, and land use rights	34 years
Office equipment, furniture and fixtures	3 years
Automobiles	4 years
Software	3 years

Long-Lived Assets

Long-lived assets to be held and used are analyzed for impairment at least annually at the end of each fiscal year, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable or that the useful lives of those assets are no longer appropriate.  If there are indications of impairment, the Company uses future undiscounted cash flows of the related assets or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value of asset less disposal costs. The Company determined that there was no impairment of long-lived assets as of December 31, 2012 and 2011.

Deferred Revenue

Deferred revenue includes amounts received from customers for which the recognition of either rental revenue or automobile sales recognition is not yet appropriate. All deferred revenue is anticipated to be recognized within the next 12 months from the balance sheet dates.

Revenue Recognition

The Company’s main source of income was generated through (1) sales of automobiles, (2) sales of automotive accessories, and (3) rentals of premises for automobile sales, storage, and exhibition with lease terms less than one year.  The Company recognizes revenue when there is persuasive evidence of an arrangement, delivery has occurred upon shipment or services have been rendered, the Company’s price to the buyer is fixed or determinable, and collectibility is reasonably assured.

The Company recognizes the sales of automobiles and sales of automotive accessories upon delivery and acceptance by the customers and where collectibility is reasonably assured.

Rental income generated from the short-term rental of the space in the Auto Mall Facility is recognized based on the term of the rental contract using the straight life method.

The Company’s revenue is reported net of value added taxes, business taxes and other sales related taxes collected on behalf of specific regulatory agencies that require remittance by a specified date. These amounts are collected at the time of sale and are detailed on invoices provided to customers.

Cost of Revenue

Cost of revenue includes the purchase cost of the automobiles, cost of automotive accessories, freight and all the direct costs related to the sales of the automobiles and automotive accessories. All costs related to the Company’s distribution network are included in the cost of revenue.

Operating Expenses

Selling and marketing expenses include salaries and employee benefits, advertising, promotion, travel and entertainment, and insurance.

General and administrative expenses include management and office salaries and employee benefits, depreciation for premises, office equipment, furniture and fixtures, and automobiles, property taxes, travel and entertainment, legal and accounting, consulting fees, workers’ compensation insurance, and other office expenses.

Advertising

The Company charges advertising costs to expense when incurred. The Company incurred approximately $1,079 and $51,880 of advertising expenses for the years ended December 31, 2012 and 2011, respectively. Advertising expense is included in the caption “Selling and Marketing” within operating expenses on the statements of operations.

Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The Company recognizes tax benefits that satisfy a greater than 50% probability threshold and provides for the estimated impact of interest and penalties for such tax benefits.  The Company records interest and penalties related to unrecognized tax benefits as a component of income tax expense. The Company did not incur any interest or penalties related to potential underpaid income tax expenses during the years ended December 31, 2012 and 2011.

New Accounting Standards

The Company is not aware of any recent issued accounting pronouncements that when adopted will have a material effect on the Company’s financial position, results of operations or cash flows.

(3)	Property and Equipment, Net

A summary of property and equipment is as follows:

	As of December 31,
	2012	2011

Building, improvement, and land use rights	$29,150,768	$28,915,811
Office equipment, furniture and fixtures	255,348	253,290
Automobiles	62,044	61,544
Software	208,270	136,719
	29,676,430	29,367,364
Less: Accumulated depreciation and amortization	1,987,338	1,018,278
	$27,689,092	$28,349,086

Depreciation and amortization expense for property and equipment amounted to $960,436 and $869,643 for the years ended December 31, 2012 and 2011, respectively.

The Company acquired the rights to use the land where the Auto Mall Facility resides, including the building, improvements and land use rights, for a 34 year-period ending November 2044.  Accordingly,  the entire basis of the mall is depreciated over this 34-year period.

(4)	Net Revenue

A summary of net revenue is as follows:

	Year Ended December 31,
	2012	2011

Sales of automobiles	$62,396,109	$1,660,081
Sales of accessories	120,678	55,075
Rental of Auto Mall Facility	1,248,727	865,900
	$63,765,514	$2,581,056

(5)	Income Taxes

The Company conducts substantially all of its business in the PRC and is subject to PRC income taxes. The Company is subject to the standard PRC tax rate of 25% in 2012 and 2011.

The Company’s income tax provision amounted to $0 for the years ended December 31, 2012 and 2011 (an effective rate of 0% for 2012 and 2011). A reconciliation of the provision for income taxes, with amounts determined by applying the statutory PRC statutory income tax rate to income before income taxes, is as follows:

	Year ended December 31,
	2012	2011

Computed tax at PRC statutory rate of 25%	$(258,990)	$(561,751)

Permanent differences:
Meals and entertainment (non-deductible portion)	417	512
Advertising and promotion (non-deductible portion)	-	19,034
Change in valuation allowance	263,653	553,197
Other	(5,080)	(10,992)
	$-	$-

	As of December 31,
	2012	2011
Details of deferred taxes
Net operating loss carryforwards	$877,249	613,596
Valuation allowance	(877,249)	(613,596)
Total deferred tax assets	-	-

Deferred tax liability:	-	-

Net deferred tax assets	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or are utilized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

For the years ended December 31, 2012 and 2011, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, a full valuation allowance has been provided against the balance of deferred tax assets due to the uncertainty of the realization of any deferred tax assets. At December 31, 2012, the Company had approximately $3,508,995 of net operating losses. The net operating loss carryforwards, if not utilized, will begin to expire in 2015.  For financial reporting purposes, the Company has incurred a loss in each period since its inception. Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable.

The Company is subject to income taxes in the PRC. Tax regulations are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. All tax positions taken, or expected to be taken, continue to be more likely than not ultimately settled at the full amount claimed. The Company’s tax filings are subject to the PRC tax bureau’s examination for a period up to 5 years. The Company is not currently under any examination by the PRC tax bureau.

(6)	Due from Parent and Other Related Party Transactions

Cash Management Activities and Due from Parent

The Company is a 100% owned subsidiary of HeZhong.  HeZhong performs cash management and treasury functions for the Company as well as other affiliated companies owned by HeZhong.  As a result, substantially all of the Company’s cash receipts are transferred to HeZhong.  Cash is returned to the Company for its working capital, as the Company’s cash needs dictate.   During the year ended December 31, 2012, the Company loaned $50,222,213 to HeZhong and received repayments of $52,279,644.  During the year ended December 31, 2011, the Company loaned $18,734,806 and received repayments of $10,700,762.  As of December 31, 2012 and 2011, the amounts owing from HeZhong were non interest bearing and amounted to $7,520,294 and $9,501,272, respectively.

Due from Former Shareholder

During the year ended December 31, 2011, the Company received repayments of $8,908,652 for outstanding loan receivable from Automobile Park, a former major shareholder.  As of December 31, 2012 and 2011, there was no amount due from this former shareholder.

Due from related party

During the year ended December 31, 2012, the Company loaned $31,729 to a personal friend of Mr. Zhou, Xiao Guang, the Company’s Chief Executive Officer, and the loan was fully repaid by December 31, 2012.

Rental Revenue – Former Shareholder

During the years ended December 31, 2012 and 2011, the Company received rental revenue from Automobile Park, the former owner of the Auto Mall, of $612,472 and $475,052, respectively.

(7)	Rental Income

The Company leases space in the Auto Mall Facility under non-cancelable leases. These leases are typically for a period of one year or less.  Rental income was $1,308,977 for 2012 and $824,424 for 2011.  The leases expire at various dates during 2013.

The following is a schedule by years of minimum future rental income on noncancelable operating leases as of December 31, 2012:

2013	$65,948
Thereafter	-
$65,948

(8)	Subsequent Events

On May 20, 2013, the Company’s 100% shareholder, HeZhong entered into a non-binding Letter of Intent to sell its 100% interest in the Company to Tianjin Seashore New District Shisheng Business Trading Group Co.  Ltd. (“Shisheng”), a wholly owned subsidiary of China Auto Logistics Inc., a U.S. Nasdaq listed company.  The potential acquisition is subject to the completion of a due diligence investigation and valuation, with the final price to be determined by negotiations between HeZhong and Shisheng.  Shisheng made a refundable deposit of $16,296,200 (RMB 100,000,000) related to this potential acquisition in June 2013.

On November 20, 2013, the Company entered into a Cooperation Framework Agreement (“Framework Agreement”) with Car King (China) Used Car Trading Co., Ltd. (“Car King”).  Under the terms of the Framework Agreement, the Company and Car King will jointly invest in a joint venture entity to operate a used car sales business of which 60% ownership will be held by Car King and 40% ownership will be held by the Company.  The Company’s total investment and final terms are subject to change upon the execution of the definitive joint venture agreement.  The Company made an initial investment of approximately $651,848 (RMB 4,000,000) in this joint venture entity in November 2013.

On November 30, 2013, HeZhong entered into an Agreement on Equity Transfer (“Equity Transfer Agreement”) with Shisheng.  Under the terms of the Equity Transfer Agreement, HeZhong agreed to sell 100% of its equity interest to Shisheng at a price of approximately $91.4 million (RMB 559,768,000), with approximately $39.2 million (RMB 240,000,000) to be remitted within five business days and the remaining principal payments to be remitted within a 36-month period.  The outstanding unpaid balance payable to HeZhong will bear interest at a rate of 6% per annum.